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                                                                  EXHIBIT (d)(9)

                                 THE PROJECTIONS

TICKETS.COM
CONSOLIDATED INCOME STATEMENT
FORECAST ($000)

                                                                                       GROWTH RATES
                                                                             --------------------------------
                                   2003       2004       2005       2006       2004        2005        2006
                                 --------   --------   --------   --------   --------    --------    --------
Ticketing                          39,462     39,157     40,636     38,774         (1)%         4%         (5)%
Licensing                          13,447     13,729     14,433     14,633          2%          5%          1%
Ancillary                           2,149      4,046      4,910      4,571         88%         21%         (7)%
Contract Amortization              (2,760)    (1,576)    (2,225)    (2,225)       (43)%        41%          0%
Credit Card                        15,058     12,752     11,957     11,479        (15)%        (6)%        (4)%
                                 --------   --------   --------   --------   --------    --------    --------
TOTAL REVENUE                      67,356     68,110     69,713     67,234          1%          2%         (4)%
                                 --------   --------   --------   --------   --------    --------    --------
Cost of Service                    31,393     28,285     30,162     28,573        (10)%         7%         (5)%

GROSS PROFIT                       35,963     39,825     39,551     38,661         11%         (1)%        (2)%
Gross Margin                         53.4%      58.5%      56.7%      57.5%

Sales & Marketing                   7,349      5,405      5,346      5,552        (26)%        (1)%         4%
Development                         6,067     12,468     10,935     11,162        106%        (12)%         2%
Client Services                    11,249      6,830      6,898      7,036        (39)%         1%          2%
General Administration             21,418     22,028     19,640     19,334          3%        (11)%        (2)%
                                 --------   --------   --------   --------   --------    --------    --------
Total Selling, General & Admin     46,083     46,731     42,820     43,084          1%         (8)%         1%

OPERATING INCOME                  (10,120)    (6,906)    (3,268)    (4,423)       (32)%       (53)%        35%
                                 --------   --------   --------   --------   --------    --------    --------

Other Expense (Income)             (6,394)    (5,057)       (54)       (54)       (21)%       (99)%         0%

Net Income Before Taxes            (3,726)    (1,849)    (3,214)    (4,369)       (50)%        74%         36%
                                 --------   --------   --------   --------   --------    --------    --------

Income Taxes                           (1)       280        351        360     (28100)%        25%          3%
                                 --------   --------   --------   --------   --------    --------    --------

Net Income                         (3,725)    (2,129)    (3,565)    (4,729)       (43)%        67%         33%
                                 ========   ========   ========   ========   ========    ========    ========

Note: Fiscal 2006 reflects an estimated loss of $2.4M due to termination of '05 post-season baseball contracts; Fiscal 2007 impact is approximately $4.5M.